Exhibit 23.4.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 2, 2010, with respect to the statement of assets and liabilities for FactorShares 2X: Gold Bull/S&P500 Bear as of September 30, 2010 and the statement of financial condition of Factor Capital Management, LLC as of September 30, 2010 and the related statements of changes in member’s capital and cash flows for the period from November 2, 2009 (inception) to September 30, 2010 in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-164755) and related Prospectus of FactorShares 2X: Gold Bull/S&P500 Bear for the registration of 4,000,000 common units of beneficial interest.

/s/ Ernst &Young LLP

New York, New York

November 2, 2010